Exhibit 99.1

NEWS RELEASE

Chatham Lodging Announces Date of 2019 Annual Meeting of Shareholders

WEST PALM BEACH, Fla., February 25, 2019 - Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on investing in upscale extended-stay hotels and premium-branded select-service hotels (“Chatham” or the “Company”), today announced that its Board of Trustees (the “Board”) has set the date for the Company’s 2019 annual meeting of shareholders for May 15, 2019 at 9:00 a.m. EST. The meeting will be held at the Company’s corporate offices located at 222 Lakeview Avenue, 1st Floor, Palms Meeting Room, West Palm Beach, Fla., 33401.

The record date for determining shareholders entitled to notice of, and to vote at, the annual meeting will be the close of business on March 15, 2019.

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised, publicly-traded real estate investment trust focused primarily on investing in upscale, extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 137 hotels totaling 18,783 rooms/suites, comprised of 42 properties it wholly owns with an aggregate of 6,283 rooms/suites in 15 states and the District of Columbia and a minority investment in two joint ventures that own 95 hotels with an aggregate of 12,500 rooms/suites. Additional information about Chatham may be found at chathamlodgingtrust.com.

Company:
Chatham Lodging Trust
Dennis Craven, 561-227-1386
dcraven@cl-trust.com